Exhibit 10.1
Loan Agreement
The following terms, together with your loan request on the Site, as defined herein, constitute a binding agreement (the “Agreement”) between you and WebBank, a Utah-chartered industrial bank (“WBK,” “we,” or “us”). BY ELECTRONICALLY SIGNING THE AGREEMENT, YOU HAVE SIGNIFIED YOUR AGREEMENT TO THESE TERMS. Under this Agreement, you agree to receive and repay one or more installment loans from us, through the website lending platform at www.Lendingclub.com, including any subdomains thereof (the “Site”) operated by LendingClub Corporation, a Delaware corporation (“LendingClub”). These terms affect your rights and you should read them carefully and print a copy for your records. Your agreement to these terms means you agree to borrow and repay the money if your loan is funded under the terms of this Agreement, consent to our privacy policy, agree to transact with us electronically, and agree to have any dispute with us resolved by binding arbitration.
1. Loan Terms. Your loan will have a principal balance between $1,000 and $25,000 in the specific amount and on the terms set forth in the disclosures provided to you (see the disclosures at http://www.lendingclub.com/account/truthInLending.action). All loans are closed-end loans with a three (3)-year term. Please see the disclosures provided to you in connection with registering your loan request on the Site for additional details. Your obligations, including your obligation to repay principal and interest, are set forth in this Agreement and in the Note or Notes that you will make to us, as described in section 3 below.
2. Credit Decisions. Your loan request must include your annual income and such other information as we may obtain through the Site. We will consider public assistance, alimony, child support, or separate maintenance income as income if you choose to include such sources of income in your application and such income is likely to continue. We reserve the right to verify any information you submit by requiring you to produce appropriate documentation or other proof, and also reserve the right to conduct such verification through a third party. You hereby authorize us to request and obtain data from a third party to verify any information you provide to us in connection with your loan request. We may terminate consideration of your application at any time in our sole discretion.
3. Loan Funding and Closing. You may post a loan request on the Site, and LendingClub investors (“Investors”) will be able to review your loan request. Investors may commit funds to purchase, in various amounts, Member Payment Dependent Notes (“MPDNs”) that LendingClub may issue to Investors who commit funds for your loan request. You acknowledge that an Investor’s commitment to purchase a MPDN corresponding to all or a portion of your loan from us does not confer any rights to you. You understand that individual Investors make their own decisions whether to commit funds for your loan. LendingClub may also choose to commit funds for all or part of your loan request but is not obligated to do so. If, within 14 days following the posting of your loan request, the aggregate amount of funding commitments through the Site fulfills your loan request (or such lesser amount as you choose to accept), your loan will close unless you notify us in writing of your election to terminate your loan request sufficiently far in advance of loan closing for us to cancel the loan. Full or partial funding of your loan request might be available before the expiration of the 14-day period set forth above. In no event shall we be obligated to notify you of the date upon which your loan may or will fund.
If we extend a loan to you, you agree to execute by power of attorney as described below, and be bound by the terms set forth in, the form of promissory note attached as Exhibit A (the “Note”) as to your loan. You agree to execute multiple Notes if we request you do so, provided that the aggregate principal amounts of such Notes shall equal the total amount of your loan. LendingClub will execute your Note(s) on your behalf pursuant to a power of attorney you grant to LendingClub when registering your loan request. You authorize us to disburse the loan proceeds by Automated Clearing House (“ACH”) transfer to your designated account. Following our disbursement of the loan proceeds to you, we will assign the Note(s) and your loan to LendingClub.
BY COMPLETING YOUR APPLICATION AND SUBMITTING YOUR LOAN REQUEST, YOU ARE COMMITTING TO OBTAIN A LOAN FROM US IN THE AMOUNT AND ON THE TERMS SET FORTH IN THE DISCLOSURES PROVIDED TO YOU IN CONNECTION WITH YOUR REQUEST, SHOULD YOUR REQUEST BE FUNDED. YOU HAVE NO RIGHT TO RESCIND THE LOAN ONCE MADE BUT YOU MAY PREPAY THE LOAN AT ANY TIME WITHOUT PENALTY. We will not lend you any funds unless and until sufficient commitments are received from Investors and/or LendingClub.
4. Making Your Loan Payments. You authorize us and our successors and assigns to debit your designated account by ACH transfer for the amount of each payment due on each due date. You may elect to make payments by personal check by contacting support@lendingclub.com or by regular mail at LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department. If you elect to make payments by check, you acknowledge and agree that there will be a $15 check processing fee per payment, subject to applicable law. If you elect to make payments by check, you must send the check either (i) by regular mail to Lending Club Corporation, Dept #34268, P.O. Box 39000, San Francisco, CA 94139, or (ii) by overnight mail or UPS delivery to Wells Fargo Lock Box Services, Dept #34268, 3440 Walnut Ave, Window H, Fremont, CA 94538. This

authorization does not affect your obligation to pay when due all amounts payable on your loan, whether or not there are sufficient funds therefore in such accounts. The foregoing authorization is in addition to, and not in limitation of, any rights of setoff we may have. With regard to payments made by automatic withdrawal, you have the right to stop payment of automatic withdrawals or revoke your prior authorization for automatic withdrawals by notifying your financial institution at least three (3) banking days before the scheduled date of transfer. You must notify us of the exercise of your right to stop a payment or revoke your authorization for automatic withdrawals at least three (3) banking days before the scheduled date of transfer. All payments are to be applied first to the payment of all fees, expenses and other amounts due (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default (as defined below), payments will be applied to your obligations as we determine in our sole discretion.
5. Other Borrower Obligations. You agree that you will not, in connection with your loan request: (i) make any false, misleading or deceptive statements or omissions of fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself; (iii) give to or receive from, or offer or agree to give to or receive from any LendingClub member or other person any fee, bonus, additional interest, kickback or thing of value of any kind except in accordance with the terms of your loan; (iv) represent yourself to any person, as a representative, employee, or agent of ours, or purport to speak to any person on our behalf; or (v) provide, in your loan request or in communications on the Site related to your loan request, information upon which a discriminatory lending decision may be made, such as your race, color, religion, national origin, sex, or age. You acknowledge and agree that we may rely without independent verification on the accuracy, authenticity, and completeness of all information you provide to us. You certify that the proceeds of the loan will not be used for the purpose of purchasing or carrying any securities or to fund any illegal activity.
6. Fees. A non-refundable origination fee paid by you to LendingClub as provided under your agreement with LendingClub will be deducted from your loan proceeds, so the loan proceeds delivered to you will be less than the full amount of your loan request. You acknowledge that the origination fee will be considered part of the principal on your loan and is subject to the accrual of interest. You agree to pay a fee of $15, if ACH transfers or checks are returned or fail due to insufficient funds in your account or for any other reason. Each attempt to collect a payment is considered a separate transaction, so an unsuccessful payment fee will be assessed for each failed attempt. The bank that holds your designated account may assess its own fee in addition to the fee we assess. If any payment is more than 15 days late, we may charge a late fee in an amount equal to the greater of 5% of the outstanding principal and interest or $15. If a payment is more than 30 days late, we shall charge such late fee. We will charge only one late fee on each late payment. These fees may be collected using ACH transfers initiated by us from your designated account. Any such late fee assessed is immediately due and payable. Any payment received after 6:00 P.M., Salt Lake City time, on a banking day is deemed received on the next succeeding banking day.
7. Default and Termination. You will be deemed in default on your loan (each, an “Event of Default”) if you: (1) fail to pay timely any amount due on your loan; (2) file or have instituted against you any bankruptcy or insolvency proceedings or make any assignment for the benefit of creditors; (3) die; (4) commit fraud or make any material misrepresentation in this Agreement, the Note, or any other documents, applications or related materials delivered to us in connection with your loan; or (5) fail to abide by the terms of this Agreement.
Upon the occurrence of an Event of Default, we may exercise all remedies available to us under applicable law, this Agreement, and the Note, including without limitation (1) demand that you immediately pay all amounts owed on your loan and (2) terminate this Agreement. Any loans you obtain prior to the effective date of termination resulting from listings you placed on the Site shall remain in full force and effect in accordance with their terms.
8. Collection & Reporting of Delinquent Loans. We reserve the right to report loan payment delinquencies at or in excess of 30 days to one or more consumer reporting agencies in accordance with applicable law. You agree to pay all costs of collecting any delinquent payments, including reasonable attorneys’ fees, as permitted by applicable law.
9. Assignment of Your Loan. Following the closing of your loan you hereby agree that we may, without notice to you, (i) assign all of our right, title and interest in this Agreement to LendingClub; and (ii) assign your Note(s) to LendingClub.
10. NO GUARANTEE. WE DO NOT WARRANT OR GUARANTEE (1) THAT YOUR LOAN REQUEST WILL BE FUNDED, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A REQUEST.
11. Entire Agreement. This Agreement and any Note represents the entire agreement between you and us regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us with respect to your loan request and loan. The WBK Privacy Notice attached as Exhibit B is incorporated by reference into this Agreement.

12. Consent to Electronic Transactions and Disclosures. THIS AGREEMENT IS FULLY SUBJECT TO YOUR CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES, WHICH CONSENT IS SET FORTH IN THE TERMS OF USE FOR THE SITE.
13. Notices. All notices and other communications to you hereunder may be given by email to your registered email address or posted on the Site, and shall be deemed to have been duly given and effective upon transmission. You acknowledge that you have sole access to such email account and your area on the Site and that communications from us may contain sensitive, confidential, and collections-related communications. If your registered email address changes, you must notify LendingCLub of the change by sending an email to support@Lendingclub.com or calling 866-754-4094. You also agree to update your registered residence address and telephone number on the Site if they change.
14. NO WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WE MAKE NO REPRESENTATIONS OR WARRANTIES TO YOU, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
15. LIMITATION ON LIABILITY. IN NO EVENT SHALL WE BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, WE MAKE NO REPRESENTATION OR WARRANTY TO YOU REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON YOUR FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY.
16. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or obligations under this Agreement to another person without our prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section 16 shall be null and void. We are located in the state of Utah and this Agreement and the Note will be entered into in the state of Utah. The provisions of this Agreement will be governed by federal laws and the laws of the state of Utah to the extent not preempted, without regard to any principle of conflicts of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time after the date of this Agreement, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
17. Arbitration.
a. Either party to this Agreement, or LendingClub, may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section 17 (the “Arbitration Provision”), unless you opt out as provided in section 17(b) below. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and us and/or LendingClub (or persons claiming through or connected with us and/or LendingClub), on the other hand, relating to or arising out of this Agreement, any Note, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of section 17(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.
b. You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address, and social security number; and be signed by you. You may send the opt out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.
c. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.
d. If we (or LendingClub) elect arbitration, we (or LendingClub, as the case may be) shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). lf you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We (or LendingClub, as the case may be) shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we (or LendingClub) pay them and we agree (or LendingClub agrees) to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.
e. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (“FAA”), and may be entered as a judgment in any court of competent jurisdiction.
f. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this section 17(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this section 17(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.
g. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.
h. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties and/or LendingClub; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than section 17(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in section 17(f) are finally adjudicated pursuant to the last sentence of section 17(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE OR JURY, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT BEFORE A JUDGE OR JURY UPON ELECTION OF ARBITRATION BY ANY PARTY.

Exhibit A
NON-NEGOTIABLE PROMISSORY NOTE
Borrower name and address:                                                                                  (not visible to investors)
$
                    , 200_
For value received, I (“Borrower”) promise to pay to the order of WebBank or any subsequent holder (“you” or “Lenders”) of this Promissory Note (the “Note”) the principal sum of                                          ($                    ) Dollars with interest as set forth below. I intend to be legally bound by this Note. I have read, understood, and agreed to all of the terms of this Note.
Interest. This Note bears interest during each calendar month from the date hereof until paid, at a fixed rate of                      (%) annual percentage rate. Interest is calculated on a monthly basis upon the unpaid balance with each date representing 1/12th of a year.
Payments. Principal and interest is to be paid during and throughout the period of thirty-six (36) months in the following manner:
Payments of principal and interest in the amount of                                          ($                    ) Dollars are to be made by the Borrower to the Lender commencing                     , 200_, and on the same day of each successive month thereafter until                     , 200___, when the full amount of unpaid principal, together with unpaid accrued interest is due and payable. If the monthly anniversary is on the 29th, 30th, or 31st of the month, and the following month does not have a 29th, 30th, or 31st day, the monthly payment will be due on the last day of the month in which the payment was due. The last payment might be of a slightly different amount to adjust for rounding.
All payments on this Note are to be made in immediately available lawful money of the United States. Borrower authorizes Lender to debit Borrower’s designated account by Automated Clearing House (“ACH”) transfer for the amount of each payment due on each due date. Borrower may elect to make payments by personal check by contacting support@lendingclub.com or by regular mail at LendingClub Corporation, 440 N Wolfe Road, Sunnyvale, California 94085, Attention: Loan Processing Department. If Borrower elects to make payments by check, borrower acknowledges and agrees that there will be a $15 check processing fee per payment, subject to applicable law. This authorization does not affect Borrower’s obligations to pay when due all amounts payable under this Note, whether or not there are sufficient funds therefore in such accounts. The foregoing authorization is in addition to, and not in limitation of, any rights of setoff Lender may have. With regard to payments made by automatic withdrawal, Borrower has the right to stop payment of automatic withdrawals or revoke Borrower’s prior authorization for automatic withdrawals by notifying Borrower’s financial institution at least three (3) banking days before the scheduled date of transfer. Borrower will notify Lender of the exercise of Borrower’s right to stop a payment or revoke Borrower’s authorization for automatic withdrawals at least three (3) banking days before the scheduled date of transfer. All payments are to be applied first to the payment of all fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default (as defined below), payments will be applied to Borrower’s obligations as Lender determines in its sole discretion.
Fees and Charges. A non-refundable origination fee paid by Borrower to LendingClub Corporation, in the amount and on the terms set forth in Borrower’s agreement with LendingClub Corporation, will be deducted from Borrower’s loan proceeds, so the loan proceeds delivered to Borrower will be less than the full amount of Borrower’s loan request. Borrower acknowledges that the origination fee will be considered part of the principal of Borrower’s loan and is subject to the accrual of interest. Borrower agrees to pay a fee of $15 if ACH transfers or checks are returned or fail due to insufficient funds in Borrower’s account or for any other reason. Borrower acknowledges that the bank that holds Borrower’s designated account may charge a fee in addition to this fee. Each attempt to collect a payment is considered a separate transaction, so an unsuccessful payment fee will be assessed for each failed attempt. If Borrower’s payment is more than 15 days late, Lender may charge a late fee in an amount the greater of 5% of the outstanding payment or $15. If Borrower’s payment is more than 30 days late, Lender shall charge such late fee. These fees may be collected using ACH transfers initiated by us from Borrower’s designated account. Any such late fee assessed is immediately due and payable. Any payment received after 6:00 P.M., Salt Lake City time, on a banking day is deemed received on the next succeeding banking day.
Prepayments and Partial Payments. Borrower may make any payment early, in whole or in part, without penalty or premium at any time. Any partial prepayment is to be applied against the principal amount outstanding and does not postpone the due date of any subsequent monthly installments, unless Lender otherwise agrees in writing. If Borrower prepays this Note in part, Borrower agrees to continue to make regularly scheduled payments until all amounts due under this Note are paid. Lender may accept late payments or partial payments, even though marked “paid in full”, without losing any rights under this Note.

Use of Funds. Borrower certifies that the proceeds of the loan will not be used for the purpose of purchasing or carrying any securities or to fund any illegal activity.
Default. Borrower will be deemed in default (each, an “Event of Default”) of Borrower’s obligations under this Note if Borrower: (i) fails to pay timely any amount due under this Note; (ii) files or has instituted against Borrower any bankruptcy or insolvency proceedings or makes any assignment for the benefit of creditors; (iii) dies; (iv) commits fraud or makes any material misrepresentation in this Note; or (v) fails to abide by the terms of this Note.
Upon the occurrence of an Event of Default, Lender may exercise all remedies available to it under applicable law, including demand upon Borrower to immediately pay all amounts due under this Note. Lender reserves the right to report loan payment delinquencies of 30 days or longer to one or more consumer reporting agencies in accordance with applicable law. Borrower agrees to pay all costs of collecting any delinquent payments, including reasonable attorneys’ fees, as permitted by applicable law.
Miscellaneous.
This Note is not negotiable. Notwithstanding the foregoing, Lender may assign this Note, including without limitation to LendingClub Corporation, without notice to Borrower. Borrower may not assign this Note without the prior written consent of Lender. This Note inures to the successors, permitted assigns, heirs and representatives of Borrower and Lender.
Borrower hereby waives demand, notice of non-payment, protest, and all other notices or demands whatsoever, and hereby consents that without notice to and without releasing the liability of any party, the obligations evidenced by this Note may from time to time, in whole or part, be renewed, extended, modified, accelerated, compromised, settled or released by Lender.
Any changes to this Note must be in writing signed by Borrower and Lender. Notices will be mailed electronically to the addresses provided.
Controlling Law. We are located in the State of Utah and this Note has been executed and delivered in the State of Utah and is deemed a contract made under such state’s law. The provisions of this Note will be governed by federal laws and the laws of the State of Utah to the extent not preempted, without regard to any principle of conflicts of law. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

STATE LAW NOTICES:
CALIFORNIA RESIDENTS ONLY: A married applicant may apply for a separate account. If Lender takes any adverse action as defined by § 1785.3 of the California Civil Code and the adverse action is based, in whole or in part, on any information contained in a consumer credit report, Borrower has the right to obtain within 60 days a free copy of Borrower’s consumer credit report from the consumer reporting agency who furnished the consumer credit report and from any other consumer credit reporting agency that complies and maintains files on consumers on a nationwide basis.
CALIFORNIA AND UTAH RESIDENTS: As required by California and Utah law, Borrower is hereby notified that a negative credit report reflecting on Borrower’s credit record may be submitted to a credit reporting agency if Borrower fails to fulfill the terms of Borrower’s credit obligations.
KANSAS (and IOWA residents if the principal amount of this loan exceeds $20,000): IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. LENDER MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.
MARYLAND RESIDENTS ONLY: Lender elects to make this loan pursuant to Subtitle 10 (Credit Grantor Closed End Credit provisions) of Title 12 of the Maryland Commercial Law Article only to the extent that such provisions are not inconsistent with Lender’s authority under federal law (12 U.S.C. § 85, § 1463(g), or § 1831d, as appropriate) and related regulations and interpretations, which authority Lender expressly reserves.
MASSACHUSETTS RESIDENTS ONLY: Massachusetts law prohibits discrimination based upon marital status or sexual orientation.
MISSOURI AND NEBRASKA RESIDENTS: ORAL LOAN AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF SUCH DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER(S) AND THE LENDER AND ANY HOLDER OF THIS NOTE FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
NEW JERSEY RESIDENTS: The section headings of the Note are a table of contents and not contract terms. Portions of this Note with references to actions taken to the extent of applicable law apply to acts or practices that New Jersey law permits or requires. In this Note, actions or practices (i) by which Lender is or may be permitted by “applicable law” are permitted by New Jersey law, and (ii) that may be or will be taken by Lender unless prohibited by “applicable law” are permitted by New Jersey law.
NEW YORK, RHODE ISLAND and VERMONT RESIDENTS: Borrower understands and agrees that Lender may obtain a consumer credit report in connection with this application and in connection with any update, renewals for extension of any credit as a result of this application. If Borrower asks, Borrower will be informed whether or not such a report was obtained, and if so, the name and address of the agency that furnished the report. Borrower also understands and agrees that Lender may obtain a consumer credit report in connection with the review or collection of any loan made to Borrower as a result of this application or for other legitimate purposes related to such loans.
OHIO RESIDENTS ONLY: The Ohio laws against discrimination require that all creditors make credit equally available to all credit-worthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio Civil Rights Commission administers compliance with the law.
WISCONSIN RESIDENTS ONLY: For married Wisconsin residents, Borrower’s signature confirms that this loan obligation is being incurred in the interest of Borrower’s marriage or family. No provision of any marital property agreement (pre-marital agreement), unilateral statement under § 766.59 of the Wisconsin statutes or court decree under § 766.70 adversely affects Lender’s interest unless, prior to the time that the loan is approved, Lender is furnished with a copy of the marital property agreement, statement, or decree or have actual knowledge of the adverse provision. If this loan for which Borrower is applying is granted, Borrower will notify Lender if Borrower has a spouse who needs to receive notification that credit has been extended to Borrower.
SCREEN NAME OF BORROWER
BY: LENDINGCLUB CORPORATION
ATTORNEY-IN-FACT FOR BORROWER
(SIGNED ELECTRONICALLY)

Exhibit B
WBK PRIVACY NOTICE
Introduction:
At WBK, the basis of each customer relationship is trust and confidence. As financial services professionals entrusted with sensitive financial information, we respect the privacy of our customers and are committed to treating customer information responsibly.
We are dedicated to protecting your confidential information and have established standards and procedures to safeguard your personal information. This notice is to make you aware of how we treat the personal information we receive about you.
Our Privacy Policy:
It is our policy that we do not disclose nonpublic personal information about our customers, except as provided by law.
Nonpublic personal information is nonpublic information about you that we obtain in connection with providing a financial product or service to you. In particular, we do not provide account or personal information to nonaffiliated companies for independent telemarketing or direct mail marketing of any products or services of those companies.
How we collect Information:
Information about consumers is accumulated in various ways. Customers provide some themselves on applications, or other forms. WBK develops other data as part of providing a product or service to a customer. Still other information is obtained from outside sources such as consumer reporting agencies.
Confidentiality:
We will limit the use and collection of information about our customers to that which is necessary to conduct our business. We use information to protect and administer your records, accounts and funds; to comply with certain laws and regulations; to help us design or improve our products and services; and to understand your financial needs so that we can provide you with quality products and superior service.
We do not reveal specific information about your accounts or other personally identifiable data to parties outside our bank and companies for their independent use unless:
•	You request or authorize it and we approve it;

•	The information is provided to help complete a transaction initiated by you;

•	The information is provided to LendingClub;

•	The information is provided to a reputable credit bureau or similar information reporting agency; or

•	The disclosure is lawfully permitted or required.
Limits on Employee Access:
At WBK, employee access to personally identifiable customer information is limited to those with a business reason to know such information. Employees are educated on the importance of maintaining the confidentiality of customer information and on these Privacy Principles. All WBK employees are responsible for maintaining the confidentiality of customer information.
Security:
We safeguard personal and financial information according to established standards and procedures. All of our operational and data processing systems are in a secure environment that protects your account information from being accessed by third parties. Our employees are trained to understand and comply with these information principles.
Information about former customers:
We maintain the same policy about disclosing information about former customers as we do about current customers.
Complete and Accurate Information:
We continually strive to maintain complete and accurate information about you and your accounts. Should you ever believe that our records contain inaccurate or incomplete information about you, please notify us. We will investigate your concerns and correct any inaccuracies.
Future changes:
We reserve the right to change the procedures and other provisions in this disclosure at any anytime. If we do, we will notify you of those changes.
If you have questions:
WBK recognizes and respects the privacy expectations of our customers. We want our customers to understand our commitment to privacy in our use of customer information. As a result of our commitment, we have developed this Privacy Notice, which is available to our customers.